EX-28.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our five reports each dated December 18, 2015, relating to the financial statements and financial highlights which appear in the October 31, 2015 Annual Report to Shareholders of the Nationwide Bond Index Fund, Nationwide International Index Fund, Nationwide Mid Cap Market Index Fund, Nationwide Small Cap Index Fund, and Nationwide Inflation-Protected Securities Fund (five of the funds constituting the Nationwide Mutual Funds) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
December 5, 2016